Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Brett Larsen	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5500	(206) 729-3625
KEY TRONIC CORPORATION ANNOUNCES RESULTS
FOR THE FOURTH QUARTER AND FISCAL YEAR END 2016

Annual Revenue Up 12% and Net Income Up 52%;
Continued New Customer Wins and Improving Operating Efficiencies

Spokane Valley, WA— July 26, 2016 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the three months and full year ended July 2, 2016.
For the fourth quarter of fiscal year 2016, Key Tronic reported total revenue of $123.9 million, up 5% from $118.4 million in the previous quarter and up 3% from $120.4 million in the same period of fiscal year 2015. For the full fiscal year 2016, total revenue was $485.0 million, up 12% from $434.0 million for fiscal year 2015.
As expected, the Company continued to see sequential improvement in operating efficiencies. For the fiscal year 2016, gross margin was by quarter 7.1%, 7.8%, 8.4% and most recently 8.7% during the fourth quarter. Similarly, operating margin improved by quarter from 1.4%, 2.1%, 2.3% and 2.8% throughout the fiscal year 2016.
Net income for the fourth quarter of fiscal year 2016 was $2.1 million or $0.20 per share, compared to $2.3 million or $0.21 per share for the fourth quarter of fiscal year 2015. For the full fiscal year 2016, net income was $6.5 million or $0.58 per share, up 52% from $4.3 million or $0.38 per share for fiscal year 2015.
“We’re pleased with how our business rebounded from several unusual challenges in the first two quarters and finished with strong revenue and earnings growth for fiscal year 2016,” said Craig Gates, President and Chief Executive Officer. “The continued ramp of new programs and our investment in improving our operations to accommodate a more diversified customer base drove the overall improvement in fiscal 2016. At the same time, we won a number of new significant programs throughout the year, including new programs involving home automation and industrial metering in the fourth quarter.”
“In the first quarter, we expect to see a slight decline in revenue due to the closure of our Kentucky facility and our decision to disengage completely from the longstanding customer that adversely impacted our business throughout the year. While impacting our top line revenue, we anticipate improvements in margins in the first quarter as the remaining Kentucky programs are transferred to other facilities and cost savings begin to be realized. We expect our many new programs will continue to ramp up, the continued onboarding of several new customers and see a robust pipeline of potential new business. Moving into fiscal 2017, we feel encouraged by our growth opportunities, the improvements in our operating efficiencies and our competitive strengths.”

Business Outlook
For the first quarter of fiscal year 2017, the Company expects to report revenue in the range of $117 million to $122 million, and earnings in the range of $0.16 to $0.21 per diluted share. These expected results assume an effective tax rate of 25%.
Conference Call
Key Tronic will host a conference call today to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 888-438-5491 or +1-719-325-2420 (Access Code: 9822492). A replay will be available by calling 888-203-1112 or +1 719-457-0820 (Access Code: 9822492). A replay will also be available on the Company’s Web site.
About Key Tronic
Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico and China. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.
Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to quarterly revenue and earnings during fiscal year 2017. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to the future of the global economic environment and its impact on our customers and suppliers, the availability of parts from the supply chain, the accuracy of customers’ forecasts; success of customers’ programs; timing of new programs; success of new-product introductions; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; and the other risks and uncertainties detailed from time to time in the Company’s SEC filings.

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	July 2, 2016	June 27, 2015	July 2, 2016	June 27, 2015
Net sales	$123,905	$120,429	$484,965	$433,997
Cost of sales	113,064	110,037	446,140	400,692
Gross profit	10,841	10,392	38,825	33,305
Research, development and engineering expenses	1,701	1,641	6,397	5,784
Selling, general and administrative expenses	5,664	5,461	22,012	20,868
Total operating expenses	7,365	7,102	28,409	26,652
Operating income	3,476	3,290	10,416	6,653
Interest expense, net	591	443	2,265	1,353
Income before income taxes	2,885	2,847	8,151	5,300
Income tax provision	739	507	1,618	996
Net income	$2,146	$2,340	$6,533	$4,304
Net income per share — Basic	$0.20	$0.22	$0.61	$0.41
Weighted average shares outstanding — Basic	10,714	10,636	10,710	10,572
Net income per share — Diluted	$0.20	$0.21	$0.58	$0.38
Weighted average shares outstanding — Diluted	10,966	11,414	11,278	11,286

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	July 2, 2016	June 27, 2015
ASSETS
Current assets:
Cash and cash equivalents	$1,018	$372
Trade receivables, net of allowance for doubtful accounts of $135 and $97	61,678	72,852
Inventories	107,006	91,594
Other	16,041	13,646
Total current assets	185,743	178,464
Property, plant and equipment, net	27,925	26,974
Other assets:
Deferred income tax asset	8,982	6,723
Goodwill	9,957	9,957
Other intangible assets	5,928	7,055
Other	1,673	1,621
Total other assets	26,540	25,356
Total assets	$240,208	$230,794
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$58,967	$61,528
Accrued compensation and vacation	9,571	9,467
Current portion of debt	5,000	5,000
Other	14,856	10,794
Total current liabilities	88,394	86,789
Long-term liabilities:
Term loan - long term	21,250	26,250
Revolving loan	18,073	11,631
Deferred income tax liability	—	501
Other long-term obligations	6,909	4,855
Total long-term liabilities	46,232	43,237
Total liabilities	134,626	130,026
Shareholders’ equity:
Common stock, no par value—shares authorized 25,000; issued and outstanding 10,725 and 10,706 shares, respectively	45,227	44,136
Retained earnings	67,928	61,395
Accumulated other comprehensive loss	(7,573)	(4,763)
Total shareholders’ equity	105,582	100,768
Total liabilities and shareholders’ equity	$240,208	$230,794